HEI Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hawaiian Electric Industries, Inc.:

We consent to incorporation by reference in Registration Statement Nos. 333-108110, 333-141622, and 333-155053 on Form S-3 and Registration Statement Nos. 333-05667, 333-02103, and 333-105404 on Form S-8 of Hawaiian Electric Industries, Inc., and Registration Statement No. 333-155053-02 on Form S-3 of Hawaiian Electric Industries Capital Trust II and Registration Statement No. 333-155053-01 on Form S-3 of Hawaiian Electric Industries Capital Trust III of our reports dated February 20, 2009, with respect to the consolidated balance sheets of Hawaiian Electric Industries, Inc. and subsidiaries as of December 31, 2008 and 2007 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008 and the effectiveness of internal control over financial reporting as of December 31, 2008, and our report dated February 20, 2009 on all related financial statement schedules, which reports are incorporated by reference and appear, respectively, in the 2008 annual report on Form 10-K of Hawaiian Electric Industries, Inc.

Our reports refer to the adoption of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, in 2008 and FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, in 2007.

/s/ KPMG LLP

Honolulu, Hawaii

February 27, 2009